Britton & Koontz Capital Corporation                                                                       EXHIBIT 99.1

500 Main Street	601-445-5576
P O Box 1407	601-445-2481 Fax
Natchez, MS 39121	http://www.bkbank.com,
corporate@bkbank.com

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION:
July 22, 2008	W. Page Ogden, President & CEO
(Nasdaq - BKBK)	William M. Salters, Treasurer & CFO

BRITTON & KOONTZ CAPITAL REPORTS INCREASED EARNINGS FOR THE SECOND QUARTER 2008

Natchez, Mississippi – The Board of Directors of Britton & Koontz Capital Corporation (Nasdaq: BKBK, "B&K Capital" or "the Company") today reported net income and earnings per share for the three and six month period ended June 30, 2008.

Net income for the three months ended June 30, 2008, increased to $848 thousand, or $.40 per diluted share, compared to $613 thousand, or $.29 per diluted share, for the quarter ended June 30, 2007.  For the six month period ended June 30, 2008, net income and earnings per share were $1.7 million and $0.80 per diluted share, respectively, compared to $1.0 million and $0.49 per diluted share, respectively, for the same period in 2007.  Higher net income for the quarter and six months ended June 30, 2008, reflects recovery from losses on sales of investment securities and the mark-to-market investment portfolio losses experienced in 2007.

Net interest income for the quarter and six month periods ended June 30, 2008, was relatively unchanged at $3.4 million and $6.7 million, respectively, compared to the same periods in 2007.  Net interest income for both periods in 2008 improved due to increases in average earning assets. These increases in average earning assets were offset, however, by the lower interest rate environment as asset yields declined more than funding costs for the quarterly period.  Net interest margin declined to 3.74% for three months ended June 30, 2008, compared to 3.91% for the three month period ended June 30, 2007.  For the six month comparable periods of 2008 and 2007, net interest margin declined from 3.82% to 3.76%.

Non-interest income increased by $467 thousand and $1.1 million for the three and six month period ended June 30, 2008, compared to same periods in 2007.  As mentioned above, the increases are the result of the recovery of losses on sales of investment securities and the mark-to-market losses experienced in 2007.  Non-interest expense remained relatively constant for both periods.

       Overall asset quality for the Company at June 30, 2008, remains stable compared to asset quality as December 31, 2007, although the Company experienced some declines in certain asset quality measures in 2008, reflecting the general slowing of the national economy and the local economies in which it operates.  During the six month period ended June 30, 2008, the Company’s provision for loan losses increased by $40 thousand to $240 thousand compared to the same period in 2007.  This increase is a result of a $40,000 increase in the provision in the second quarter of 2008 as compared to the second quarter of 2007.  The additional provision was added in response to increases in net charge-offs from $135 thousand as of June 30, 2007, to $201 thousand as of June 30, 2008.  After net charge-offs, the reserve for loan losses increased to $2.5 million, or 1.07% of total loans at June 30, 2008, compared to $2.4 million, or 1.09% of total loans at December 31, 2007, and $2.4 million or .97% of total loans at June 30, 2007.  Non-performing assets including non-accrual loans, loans past due 90 days or more and other real estate increased from $2.1 million, or .56% of total assets, at December 31, 2007, to $4.3 million, or 1.09% of total assets, at June 30, 2008.  The increase in non-performing assets was primarily due to three commercial loans totaling approximately $2.6 million, two of which were discussed in the Company’s 10-Q for the three months ended March 31, 2008.  Payment of approximately $1 million was received on one of these loans in the second quarter of 2008.  This reduction was offset, however, by the nonaccrual classification of a commercial real estate credit facility of approximately $1 million in the second quarter of 2008.  The Company considers its reserves with respect to these three credits to be adequate as of June 30, 2008.

The Company’s capital base remains strong at $35.9 million as of June 30, 2008.  Intangible assets were less than $1 million dollars as of both June 30, 2007 and June 30, 2008.  The low balance of such intangibles has contributed to regulatory capital being significantly above the minimum 6% for a “well capitalized” designation.  At June 30, 2008, regulatory Tier 1 Capital to risk-weighted assets for the Company and its primary subsidiary, Britton & Koontz Bank, N.A., were 15.53% and 13.85%, respectively, compared to regulatory requirements of 4.00%.

CEO Page Ogden commented, “We’ve shown discipline in our approach to growth during the recent economic cycle. We believe this discipline has positioned our Company well not only to weather the current economic environment but also to consider growth opportunities that may present themselves within or in close proximity to our market footprint.”

Britton & Koontz Capital Corporation, headquartered in Natchez, Mississippi, is the parent company of Britton & Koontz Bank, N.A. which operates three full service offices in Natchez, two in Vicksburg, Mississippi, and one in Baton Rouge, Louisiana.  As of June 30, 2008, the Company reported assets of $391.8 million and equity of $35.9 million.  The Company’s stock is traded on NASDAQ under the symbol BKBK and the transfer agent is American Stock Transfer & Trust Company.  Total shares outstanding at June 30, 2008, were 2,117,966.

Forward Looking Statements

This news release contains statements regarding the projected performance of Britton & Koontz Capital Corporation and its subsidiaries.  These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act.  Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties.  Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

###

Britton and Koontz Capital Corporation
Financial Highlights
(Unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,

	2008	2007	2008	2007

Interest income	$5,655,661	$6,285,709	$11,491,950	$12,292,816
Interest expense	(2,244,522)	(2,855,896)	(4,750,276)	(5,601,453)
Net interest income	3,411,139	3,429,813	6,741,674	6,691,363
Provision for loan losses	(120,000)	(120,000)	(240,000)	(200,000)
Net interest income after
provision for loan losses	3,291,139	3,309,813	6,501,674	6,491,363
Non-interest income	653,735	186,761	1,437,170	384,450
Non-interest expense	(2,806,567)	(2,747,482)	(5,668,159)	(5,666,227)
Income before income taxes	1,138,307	749,092	2,270,685	1,209,586
Income taxes	(290,084)	(135,793)	(576,354)	(169,159)
Net income	$848,223	$613,299	$1,694,331	$1,040,427

Return on Average Assets	0.89%	0.67%	0.90%	0.56%
Return on Average Equity	9.31%	7.26%	9.31%	6.16%

Diluted:
Net income per share	$0.40	$0.29	$0.80	$0.49
Weighted average shares outstanding	2,117,966	2,120,158	2,118,247	2,120,330

	June 30,	December 31,
	2008	2007

Total assets	$391,784,458	$368,345,272
Cash and due from banks	7,513,141	8,732,307
Federal funds sold	-	245,192
Investment securities	144,453,646	125,691,658
Loans, net of unearned interest	230,229,709	223,352,663
Deposits-interest bearing	193,116,816	199,088,223
Deposits-non interest bearing	48,580,909	47,305,927
Total Deposits	241,697,725	246,394,150
Short Term debt, inc. junior subordinated debt	70,081,085	40,119,330
Long Term debt	41,635,801	42,425,699
Stockholders' equity	35,921,374	35,800,865
Book value (per share)	$16.96	$16.90
Total shares outstanding	2,117,966	2,117,966